Exhibit No. 99

For Immediate Release

Media Contact:
Susan Busch	Dawn Bryant
Director, Corporate Public Relations	Senior Public Relations Specialist
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6119 or dawn.bryant@bestbuy.com
Or cell (612) 940-1398

Best Buy Appoints Two New Directors
Additions of Ronald James and Mary Tolan
Increase Size of Board to 13 Members

MINNEAPOLIS, May 3, 2004 – Best Buy Co., Inc. (NYSE: BBY) today announced the appointments of Ronald James and Mary Tolan to its board of directors. James, president and chief executive officer of the Center for Ethical Business Cultures, and Tolan, chief executive officer of Accretive Health, were selected to fill two new positions, increasing the size of Best Buy’s board to 13 members. Tolan and James are both Class 2 directors.

“We are delighted to have these strong and thoughtful leaders join the Best Buy board,” said Richard Schulze, Best Buy’s founder and chairman of the board.  “Transforming Best Buy from a product-centric company to a customer-centric company demands that we cultivate deeper and more diverse board resources. Ron and Mary’s combined experience and expertise enhance our board’s depth and strength and help us better meet the dynamic growth opportunities of our company.”

Ronald James

James currently serves as the president and chief executive officer of the Center for Ethical Business Cultures, a non-profit organization located in Minneapolis. Prior to joining the Center, he served as president and chief executive officer of the Human Resources Group, a division of Ceridian Corporation. Before that, he was Minnesota’s top executive for US West Communications, Inc. (now Qwest). James also serves on the boards of Bremer Financial Corporation and Tamarack Funds (an Investment Fund of RBC Dain Rauscher, Inc.). In addition, he serves on the boards of Allina Hospitals and Clinics, the Greater Twin Cities United Way, and the Guthrie Theater.

A graduate of Doane College (Crete, Neb.), James was named one of the “Top 25 Black Managers” by Black Enterprise in 1988, cited as a Fortune magazine rising star in 1989, and inducted into the “Twin Cities Volunteer Hall of Fame” in 1992.

“Ron James brings a broad base of experience, understanding and insight to our board,” said Schulze.  “His perspectives will be critical as we implement customer centricity and other innovative initiatives. Ron will help us be mindful of the need to inspire the next generation of leaders at Best Buy while continuing to build an ethical and profitable business culture.”

Mary Tolan

Tolan is the chief executive officer of Chicago-based Accretive Health, a patient access and revenue cycle service company for health care providers. Prior to assuming her current role, Tolan spent 22 years with Accenture. She most recently served as Accenture’s corporate development officer, where she focused on new business opportunities for the global management consulting, technology services and outsourcing company. Before that, she was the group chief executive of Accenture’s resources operating group. Tolan also acted as the chief strategist for Accenture and was a key designer of the company’s reinvention agenda and led its global retail operating unit.

Tolan serves on the council for the Graduate School of Business at the University of Chicago and on the board of the Lyric Opera.  She received a bachelor of business administration degree from Loyola University and a master of business administration degree from the University of Chicago.

Tolan was named to Crain’s “Top 40 Under 40” list and Consulting magazine’s “The Top 25 Consultants 2000 – The Profession’s Most Influential People” list.

“Mary’s extensive business background, strategic thinking and proven operating skills will be valued as we continue to transform Best Buy,” said Schulze.  “We believe she will make multiple contributions as the board guides our enterprise through its evolution to a customer-centric organization.”

The company’s shareholders will be asked to ratify the appointments of James and Tolan to the Best Buy board of directors on June 24, 2004, at the company’s annual meeting of shareholders in Minneapolis.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. is North America’s leading specialty retailer of consumer electronics, home-office products, entertainment software and appliances. The company’s subsidiaries operate retail stores and/or web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Audio Video (Magnoliaav.com). The company’s subsidiaries reach consumers through more than 750 retail stores in the United States and Canada.

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